AGREEMENT AND PLAN OF SHARE EXCHANGE

BY AND BETWEEN

FIRST SECURITY GROUP, INC.,

FSGBANK, N.A.

AND

JACKSON BANK & TRUST

Executed 5/12/05

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ARTICLE 5—REPS AND WARRANTIES OF BUYER AND FSGBANK		18

5.1	ORGANIZATION, STANDING, AND POWER	18
5.2	AUTHORITY; NO BREACH BY AGREEMENT	19
5.3	NECESSARY CAPITAL	19
5.4	SEC FILINGS; FINANCIAL STATEMENTS	20
5.5	STATEMENTS TRUE AND CORRECT	20
5.6	REGULATORY MATTERS	21

ARTICLE 6—CONDUCT OF BUSINESS PENDING CONSUMMATION		21

6.1	AFFIRMATIVE COVENANTS OF SELLER	21
6.2	NEGATIVE COVENANTS OF SELLER	21
6.3	ADVERSE CHANGES IN CONDITION	23
6.4	REPORTS	23

ARTICLE 7—ADDITIONAL AGREEMENTS		24

7.1	SHAREHOLDER APPROVAL	24
7.2	OTHER OFFERS, ETC.	24
7.3	CONSENTS OF REGULATORY AUTHORITIES	25
7.4	AGREEMENT AS TO EFFORTS TO CONSUMMATE	25
7.5	INVESTIGATION AND CONFIDENTIALITY	25
7.6	PRESS RELEASES	26
7.7	STATE TAKEOVER LAWS	26
7.8	CHARTER PROVISIONS	26
7.9	EMPLOYEE BENEFITS AND CONTRACTS	27
7.10	INDEMNIFICATION	27
7.11	ACCOUNTING POLICIES	28
7.12	SHAREHOLDER SUPPORT AGREEMENTS	28

ARTICLE 8—CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		29

8.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY	29
8.2	CONDITIONS TO OBLIGATIONS OF BUYER	29
8.3	CONDITIONS TO OBLIGATIONS OF SELLER	31

ARTICLE 9—TERMINATION		32

9.1	TERMINATION	32
9.2	EFFECT OF TERMINATION	33
9.3	NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS	33
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ARTICLE 10—MISCELLANEOUS		33

10.1	DEFINITIONS	33
10.2	EXPENSES	42
10.3	BROKERS AND FINDERS	42
10.4	ENTIRE AGREEMENT	42
10.5	AMENDMENTS	42
10.6	WAIVERS	43
10.7	ASSIGNMENT	43
10.8	NOTICES	43
10.9	GOVERNING LAW	44
10.10	COUNTERPARTS	44
10.11	CAPTIONS; ARTICLES AND SECTIONS	45
10.12	INTERPRETATIONS	45
10.13	ENFORCEMENT OF AGREEMENT	45
10.14	SEVERABILITY	45

EXHIBIT AND SCHEDULE INDEX

Exhibits	Description

Exhibit 1	Plan of Share Exchange

Exhibit 2	Plan of Merger

Exhibit 3	Form of Shareholder Support Agreement

Exhibit 4	Form of Claims/Indemnification Letter

Exhibit 5	Form of Employment Agreement

Exhibit 6	Form of Consulting Agreement

Exhibit 7	Form of Non-Competition Agreement
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AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”) is made and entered into as of May __, 2005, by and between First Security Group, Inc. (“Buyer”), a Tennessee corporation; FSGBank, N.A. (“FSGBank”), a national bank organized under the laws of the United States; and Jackson Bank & Trust (“Seller”), a state bank organized under the laws of the State of Tennessee.

Preamble

The respective Boards of Directors of Seller and Buyer are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Seller by Buyer pursuant to a statutory share exchange (the “Share Exchange”) as provided by the laws of the State of Tennessee, and as otherwise set forth in the Plan of Share Exchange in substantially the form of Exhibit 1 (the “Plan of Share Exchange”). At the Effective Time of such Share Exchange, all outstanding shares of the capital stock of Seller shall be converted into the right to receive a cash payment from Buyer. As a result, Seller shall become a wholly-owned subsidiary of Buyer. As soon as practical after the Effective Time of the Share Exchange, Buyer shall cause Seller to merge with and into FSGBank as provided by the laws of the United States and the State of Tennessee, and as otherwise set forth in the Plan of Merger in substantially the form of Exhibit 2 (the “Plan of Merger”). The transactions described in this Agreement are subject to the approvals of the shareholders of Seller, applicable Regulatory Authorities, and the satisfaction of the other conditions provided in this Agreement.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain of the holders of the outstanding shares of Seller Common Stock have executed and delivered to Buyer an agreement in substantially the form of Exhibit 3 (the “Shareholder Support Agreements”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreements, to vote the shares of Seller Common Stock over which such Persons have voting power to approve and adopt this Agreement.

Certain capitalized terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1.

TRANSACTIONS AND TERMS OF THE SHARE EXCHANGE

1.1	The Share Exchange.

Pursuant to the provisions of Section 45-2-134 of the Tennessee Banking Act and Chapter 21 of the Tennessee Business Corporation Act, Seller shall become a wholly-owned subsidiary of Buyer through the Share Exchange. The separate corporate existence of each of Buyer and Seller shall continue following the Share Exchange. As soon as practical after the Effective Time of the Share Exchange, Buyer shall cause Seller to merge with and into FSGBank.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3	Effective Time.

The Share Exchange and other transactions contemplated by this Agreement shall become effective on the date and at the time the Plan of Share Exchange reflecting the Share Exchange shall become effective with the Tennessee Secretary of State (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 10 business days following the last to occur of: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Share Exchange and (ii) the date on which the shareholders of Seller approve this Agreement to the extent such approval is required by applicable Law or such later date within 30 days thereof as may be specified by Buyer.

ARTICLE 2.

TERMS OF THE SHARE EXCHANGE

2.1	Articles and Bylaws.

The Charter of Incorporation of Seller in effect immediately prior to the Effective Time shall be the Charter of Incorporation of Seller after the Effective Time until duly amended or repealed. The Bylaws of Seller in effect immediately prior to the Effective Time shall be the Bylaws of Seller after the Effective Time until duly amended or repealed.

2.2	Directors and Officers.

The directors of Seller in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of Seller from and after the Effective Time in accordance with the Bylaws of Seller. The officers of Seller in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of Seller from and after the Effective Time in accordance with the Bylaws of Seller.

ARTICLE 3.

THE SHARE EXCHANGE
3.1	The Share Exchange.

Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Share Exchange and without any action on the part of Buyer, Seller or the shareholders of any of the foregoing, each share of Seller Common Stock, excluding shares held by shareholders who perfect their statutory dissenters’ rights as provided in Section 3.3 or those shares that are to be canceled pursuant to Section 3.2, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive $92.00 in cash subject to the upward adjustment for interest as defined in Section 8.3(d) (the “Share Exchange Consideration”).

3.2	Shares Held by Seller or Buyer.

Each of the shares of Seller Common Stock held by any Seller Entity or by any Buyer Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.3	Dissenting Shareholders.

Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Chapter 23 of the Tennessee Business Corporation Act shall be entitled to receive from Seller the value of such shares in cash as determined pursuant to such provision of Law, provided that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of Chapter 23 of the Tennessee Business Corporation Act and surrendered to Seller the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s shares, Buyer shall issue and deliver the consideration to which such holder of shares of Seller Common Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Seller Common Stock held by such holder.

3.4	Settlement of Seller Options.

At the Effective Time, each outstanding option to purchase shares of Seller Common Stock granted by Seller (“Seller Option”) shall be terminated and shall no longer represent the right to purchase shares of Seller Common Stock, but rather shall represent only the nontransferable right to receive from Buyer cash in the amount equal to the Share Exchange Consideration minus the exercise price of the Seller Option. At the Effective Time, all other rights associated with such Seller Options shall terminate and have no further force and effect.

3.5	Deductions for Taxes.

Each of Buyer and Seller shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer or Seller, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Buyer or Seller, as the case may be.

3.6	Escheat.

Any other provision of this Agreement notwithstanding, neither Buyer nor Seller shall be liable to a holder of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.7	Rights of Former Seller Shareholders.

At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Sections 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to Seller’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Seller in respect of such shares of Seller Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

3.8	Exchange Procedures.

Not later than 10 business days after the Effective Time, Buyer shall mail or deliver to each holder of record of a certificate or certificates which represented shares of Seller Common Stock immediately prior to the Effective Time (the “Certificates”) appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to Buyer). The Certificate or Certificates of Seller Common Stock so delivered shall be duly endorsed as Buyer may require. In the event of a transfer of ownership of shares of Seller Common Stock represented by Certificates that are not registered in the transfer records of Seller, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to Buyer, accompanied by all documents required to evidence such transfer and by evidence satisfactory to Buyer that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of: (a) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed; (b) such bond, security or indemnity as Buyer may reasonably require; and (c) any other documents necessary to evidence and effect the bona fide exchange thereof, Buyer shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Buyer may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Seller Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to Buyer and shall within 3 business days upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.7. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Share Exchange until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.8.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer and FSGBank as follows:

4.1	Organization, Standing, and Power.

Seller is a state bank duly organized and validly existing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for Seller have been made available to Buyer for its review and, except as disclosed in Section 4.1 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.

4.2	Authority of Seller; No Breach By Agreement.

(a)     Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Share Exchange, perform this Agreement, and with respect to the Share Exchange, upon the adoption and approval of this Agreement and the Share Exchange by Seller’s shareholders in accordance with this Agreement and laws of Tennessee, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Share Exchange, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, subject to the approval and adoption of this Agreement by the holders of two-thirds (2/3) of the outstanding shares of Seller Common Stock as contemplated by Section 8.1(a). Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of Seller’s Charter of Incorporation or Bylaws or the Charter of Incorporation or Bylaws of any Seller Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Seller Entity; (ii) except as disclosed in Section 4.2(b) of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect; (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets; (iv) to the Knowledge of Seller, result in any Buyer Entity becoming subject to or liable for the payment of any Tax; or (v) to the Knowledge of Seller, result in any of the Assets owned by any Buyer Entity being reassessed or revalued by any Regulatory Authority.

(c)     Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Seller of the Share Exchange and the other transactions contemplated in this Agreement.

4.3	Capital Stock.

(a)     The authorized capital stock of Seller consists of five hundred thousand shares of $1.25 par value Seller Common Stock, of which 316,848 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Seller Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under Tennessee Law. None of the outstanding shares of Seller Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of Seller. Options to purchase up to 66,335 shares of Seller Common Stock are outstanding as of the date of this Agreement.

(b)     Except as specifically contemplated by this Agreement, there are no shares of capital stock or other equity securities of Seller outstanding and no outstanding Equity Rights relating to the capital stock of Seller, and Seller is not a party to any Contract that is capable of becoming an Equity Right relating to the capital stock of Seller.

4.4	Seller Subsidiaries.

Seller has disclosed in Section 4.4 of the Seller Disclosure Memorandum each of the Seller Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Seller Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 4.4 of the Seller Disclosure Memorandum, Seller or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Seller Subsidiary. No capital stock (or other equity interest) of any Seller Subsidiary is or may become required to be issued (other than to another Seller Entity) by reason of any Equity Rights, and there are no Contracts by which any Seller Subsidiary is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Seller Subsidiary (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Seller Subsidiary. All of the shares of capital stock (or other equity interests) of each Seller Subsidiary held by a Seller Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Seller Entity free and clear of any Lien. Except as disclosed in Section 4.4 of the Seller Disclosure Memorandum, each Seller Subsidiary is either a bank, a savings association, or a corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Seller Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Each Seller Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund. The minute book and other organizational documents for each Seller Subsidiary have been made available to Buyer for its review, and, except as disclosed in Section 4.4 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

4.5	Financial Statements.

Seller has included in Section 4.5 of the Seller Disclosure Memorandum, or has made available to Buyer, all Seller Financial Statements for periods ended prior to the date hereof and will deliver to Buyer copies of all Seller Financial Statements prepared subsequent to the date hereof. The Seller Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are and will be in accordance with the books and records of the Seller Entities, which are and will be, complete and correct and which have been and will be maintained in accordance with good business practices; and (ii) present or will present, as the case may be, fairly in all material respects the financial position of the Seller Entities as of the dates indicated and the results of operations, changes in shareholders’ equity, and (if applicable) cash flows of the Seller Entities for the periods indicated. All audited Seller Financial Statements have been prepared in accordance with GAAP, and all other Seller Financial Statements have been prepared in accordance with the requirements of any Regulatory Authority to which such Seller Financial Statements were submitted.

4.6	Absence of Undisclosed Liabilities.

No Seller Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of Seller as of December 31, 2004, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Seller Entity has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid: (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 4.6 of the Seller Disclosure Memorandum, no Seller Entity is directly or indirectly liable, by guarantee, indemnity. agreement, or otherwise, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000.

4.7	Absence of Certain Changes or Events.

Since December 31, 2004, except as disclosed in Section 4.7 of the Seller Disclosure Memorandum: (i) to the Knowledge of Seller, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect; and (ii) none of the Seller Entities have taken any action, or failed to take any action prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in Article 6.

4.8	Tax Matters.

(a)     All Seller Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b)    None of the Seller Entities have received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, assessments, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Seller Entities have waived any statutes of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)    Each Seller Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under applicable Law.

(d)     The unpaid Taxes of each Seller Entity: (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and taxable income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e)    Except as disclosed in Section 4.8(e) of the Seller Disclosure Memorandum, no Seller Entity is a party to any Tax allocation or sharing agreement, and no Seller Entity has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)     During the five-year period ending on the date hereof, no Seller Entity was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code and Seller has never made any election to be taxed as a Subchapter S Corporation under the Internal Revenue Code.

(g)    No Seller Entity has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Seller has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). No Seller Entity has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Seller Entities, if any, are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h)     Each Seller Entity is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(i)     No Seller Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

4.9	Allowance for Possible Loan Losses.

As of the date hereof, the allowance for possible loan or credit losses (the “Allowance”) is, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor.

4.10	Assets.

(a)     Except as disclosed in Section 4.10(a) of the Seller Disclosure Memorandum or as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Seller Material Adverse Effect. All tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices.

(b)    All Assets which are material to Seller’s business and held under leases or subleases by any of the Seller Entities are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought) and each such Contract is in full force and effect.

(c)     Section 4.10(c) of the Seller Disclosure Memorandum lists each insurance policy that names any Seller Entity as an insured. None of the Seller Entities have received notice from any insurance carrier that: (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 4.10(c) of the Seller Disclosure Memorandum, there are presently no claims for amounts pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies.

(d)     The Assets of the Seller Entities include all Assets required to operate the businesses of the Seller Entities as presently conducted.

4.11	Intellectual Property.

Each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license to, with the right to sublicense, any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in Default under any of its Intellectual Property licenses. No claims or proceedings have been instituted, are pending, or, to the Knowledge of Seller, threatened, which challenge the rights of Seller with respect to Intellectual Property used, sold or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of each Seller Entity does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, no officer (vice president and above) or director of any Seller Entity is party to any Contract which restricts or prohibits such officer or director from engaging in activities in the financial services industry.

4.12	Environmental Matters.

Except as disclosed in Section 4 ..12 of the Seller Disclosure Memorandum:

(a)     To the Knowledge of Seller, each Seller Entity, its Participation Facilities and its Operating Properties are and have been in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)     There is no Litigation pending or, to the Knowledge of Seller, threatened before any court, governmental agency or authority, or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities have been or, with respect to threatened Litigation, may be named as a defendant: (i) for alleged noncompliance (including by any predecessor) with or have any Liability under any Environmental Law or (ii) relating to the Release into the Environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any real property currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)     To the Knowledge of Seller, during or prior to the period of: (i) any Seller Entity’s ownership or operation of any of the Operating Properties; (ii) any Seller Entity’s participation in the management of any Participation Facility; or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no Release of any Hazardous Material in, on, under, adjacent to or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d)     Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Seller Entity pertaining to Hazardous Materials in, on, under, adjacent to or affecting (or potentially affecting) any Asset or any real property currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities, or concerning compliance by any Seller Entity with Environmental Laws.

(e)     There are no aboveground or underground storage tanks, whether in use of closed, at or under any Asset or any real property currently owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities. Section 4.12 of the Seller Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the Seller at or from any such real property. To the Knowledge of Seller, all such tank removals were performed in accordance with Environmental Law and no soil or groundwater contamination resulted from the operation or removal of such tanks.

4.13	Compliance with Laws.

(a)     Seller is duly chartered as a state bank under the laws of the State of Tennessee. To Seller’s Knowledge, each Seller Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and to Seller’s Knowledge, there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as disclosed in Section 4.13 of the Seller Disclosure Memorandum, to Seller’s Knowledge, no Seller Entity:

(i)     is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which, individually or in the aggregate, are could not reasonably be anticipated to have, individually or in the aggregate, a Seller Material Adverse Effect; or

(ii)     since December 31, 2001, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof: (A) asserting that any Seller Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect; (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect; or (C) requiring any Seller Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its business, including credit or reserve policies, its management, or the payment of dividends.

(b)     Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by all applicable Regulatory Authorities have been made available to Buyer.

4.14	Labor Relations.

(a)     No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment.

(b)    No Seller Entity is party to, or has any obligations under, any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of a Seller Entity’s employees and no Seller Entity is obligated under any agreement to recognized or bargain with any labor organization or union.

(c)     There is no strike, slowdown, picketing, work stoppage or other labor dispute involving any Seller Entity, pending or, to Seller’s Knowledge, threatened.

(d)     To the Knowledge of Seller, there is no activity involving any Seller Entity’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

4.15	Employee Benefit Plans.

(a)     Seller has disclosed in Section 4.15 of the Seller Disclosure Memorandum and has delivered or made available to Buyer, prior to the execution of this Agreement, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other Employee Benefit Plans or fringe benefit plans, including “employee benefit plans,” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Seller Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Seller Benefit Plans”). Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Seller ERISA Plan.” Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “Seller Pension Plan.” No Seller Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b)     To the Knowledge of Seller, all Seller Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Seller, no Seller Entity has engaged in a transaction with respect to any Seller Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Seller Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)     To the Knowledge of Seller, no Seller Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been: (i) no material change in the financial position of any Seller Pension Plan; (ii) no change in the actuarial assumptions with respect to any Seller Pension Plan; and (iii) no increase in benefits under any Seller Pension as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or materially adversely affect the funding status of any such plan. No Seller Pension Plan, “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Seller Entity, or the single-employer plan of any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”), has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Seller Material Adverse Effect. No Seller Entity has provided or is required to provide security to a Seller Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

(d)     Within the six-year period preceding the Effective Time, to the Knowledge of Seller, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Seller Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate which Liability is reasonably likely to have a Seller Material Adverse Effect. To the Knowledge of Seller, no notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e)     Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, no Seller Entity has any Liability for retiree health and life benefits under any of the Seller Benefit Plans, and there are no restrictions on the rights of such Seller Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Seller Material Adverse Effect.

(f)     Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming payable by Seller to any of its directors, officers or any employees of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Seller Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g)     The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and its respective beneficiaries, other than entitlements accrued pursuant to funded retirements plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have, to the Knowledge of Seller, been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

(h)     To the Knowledge of Seller, Seller has performed all of its obligations under the Seller Benefit Plans and has made appropriate entries in its financial records and statements for all such obligations that have accrued but that are not yet due. To the Knowledge of Seller, Seller has made all required contributions and payments under each Seller Benefit Plan for all periods through and including the Closing.

(i)     Other than routine claims for benefits, no claim against or legal proceeding involving any Seller Benefit Plan is pending or, to the Knowledge of Seller, threatened.

4.16	Privacy of Customer Information.

(a)     Seller is the sole owner of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this Agreement. For purposes of this Section 4.16, “IIPI” means any information relating to an identified or identifiable natural Person.

(b)     Seller’s collection and use of such IIPI and the use of such IIPI by Seller as contemplated by this Agreement complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy, except for such failures to comply which, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect.

4.17	Legal Proceedings.

Except as disclosed in Section 4.17 of the Seller Disclosure Memorandum, there is no Litigation instituted or pending or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Seller Entity or against any director, officer, employee or Employee Benefit Plan of any Seller Entity, or against any Asset interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Seller Entity that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Section 4.17 of the Seller Disclosure Memorandum contains a list of all Litigation as of the date of this Agreement to which any Seller Entity is named as a defendant or cross-defendant or for which, to the Knowledge of Seller, any Seller Entity has any potential liability.

4.18	Reports.

Since December 31, 2001, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect). As of their respective dates, all such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, all such reports and documents did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.19	Statements True and Correct.

(a)     No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Seller’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by a Seller Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed and with respect to the Proxy Statement when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

(c)  All documents that a Seller Entity or an Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.20	Regulatory Matters.

To the Knowledge of Seller, no Seller Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

4.21	State Takeover Laws.

Prior to Closing, each Seller Entity will have taken all necessary action to exempt the transactions contemplated by this Agreement from or, if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).

4.22	Charter Provisions.

Each Seller Entity has taken all action so that the entering into of this Agreement and the consummation of the Share Exchange and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Association, Charter of Incorporation, Bylaws or other governing instruments of any Seller Entity, or restrict or impair the ability of Buyer or any of its Subsidiaries to vote or otherwise to exercise the rights of a shareholder with respect to shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

4.23	Opinion of Financial Advisor.

Seller has received the opinion of its financial advisor, Professional Bank Services, Incorporated, to the effect that the consideration to be received in the Share Exchange by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Buyer.

4.24	Board Recommendation.

The Board of Directors of Seller, at a meeting duly called and held, has subject to their fiduciary duties under 7.2: (i) determined that this Agreement and the transactions contemplated hereby, including the Share Exchange, are fair to and in the best interests of Seller’s shareholders and (ii) resolved to recommend that the holders of the shares of Seller Common Stock approve and adopt this Agreement.

4.25	USA PATRIOT Act and Bank Secrecy Act Compliance.

All Seller Entities are in compliance in all material respects with the provisions of (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”) and regulations promulgated thereunder including, but not limited to, those provisions of the USA PATRIOT Act that address money-laundering, know-your customer, account maintenance and customer verification; (b) the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address customer identification programs, know your customer programs, and suspicious activity reports; and (c) the requirements of the Office of Foreign Assets Control (“OFAC”) and related regulations. Without limiting the foregoing, Seller has implemented a Bank Secrecy Act compliance program that appropriately addresses all of the required program elements as required by 12 CFR 353.3.

4.26	Contracts.

Section 4.26 of the Seller Disclosure Memorandum lists all employment, severance, consulting and other compensation Contracts between any Seller Entity and any current or former director, officer or employee thereof.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BUYER AND FSGBANK

Buyer and FSGBank each hereby represent and warrant to Seller as follows:

5.1	Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. FSGBank is a national bank duly organized and validly existing under the laws of the United States, and has corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets.

5.2	Authority; No Breach By Agreement.

(a)     Buyer and FSGBank have the corporate power and authority necessary to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Share Exchange, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer and FSGBank. This Agreement represents a legal, valid and binding obligation of Buyer and FSGBank, enforceable against Buyer and FSGBank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Neither the execution and delivery of this Agreement by Buyer or FSGBank, nor the consummation by Buyer or FSGBank of the transactions contemplated hereby, nor compliance by Buyer or FSGBank with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of Buyer’s or FSGBank’s Charter, Articles of Incorporation or Bylaws; (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets; (iv) to the Knowledge of Buyer and FSGBank, resulting in any Seller Entity becoming subject to or liable for the payment of any Tax; or (v) to the Knowledge of Buyer and FSGBank, resulting in any of the Assets owned by any Seller Entity being reassessed or revalued by any Regulatory Authority.

(c)     Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Buyer or FSGBank of the Share Exchange and the other transactions contemplated in this Agreement.

5.3	Necessary Capital.

At the Effective Time, Buyer will have sufficient cash funds to pay the aggregate Share Exchange Consideration and will use such funds for the payment of the Share Exchange Consideration subject to the completion of the Share Exchange in accordance with the terms of this Agreement. Buyer and its Subsidiaries are, and will be immediately following the Share Exchange, in material compliance with all capital, debt, and financial and nonfinancial provisions applicable to each of them under the Bank Holding Company Act of 1956, the OCC, and any other applicable Law or Contract to which they are a party.

5.4	SEC Filings; Financial Statements.

(a)     Buyer has filed all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by Buyer with the SEC since December 31, 2001 (the “Buyer SEC Reports”), and Buyer has made available to Seller each of the Buyer SEC Reports. The Buyer SEC Reports: (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.

(b)     Each of the Buyer Financial Statements: (i) complied or, in the case of Buyer Financial Statements filed with the SEC after the date hereof, will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto; (ii) were prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC); and (iii) fairly presented, or will fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, or will be, subject to normal and recurring year-end adjustments which were not, or will not be, expected to be material in amount or effect.

5.5	Statements True and Correct.

(a)     No statement, certificate, instrument or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Seller’s shareholders in connection with the Shareholders Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

(c)     All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.6	Regulatory Matters.

To the Knowledge of Buyer, no Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

ARTICLE 6.

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1	Affirmative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to: (i) operate its business only in the usual, regular, and ordinary course; and (ii) preserve intact its business organization and Assets and maintain its rights and franchises.

6.2	Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)    amend the Articles of Association, Charter of Incorporation, Bylaws or other governing instruments of any Seller Entity,

(b)    incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Seller Entity to another Seller Entity) except in the ordinary course of the business of Seller Entities consistent with past practices (which shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

(c)     repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under Employee Benefit Plans), directly or indirectly, any shares or any securities convertible into any shares of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller’s capital stock;

(d)     except for this Agreement or as disclosed in Section 6.2(d) of the Seller Disclosure Memorandum, authorize, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding any additional shares of Seller Common Stock or any other capital stock of any Seller Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e)     adjust, split, combine or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock;

(f)     except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

(g)    grant any increase in compensation or benefits to the employees or officers of Seller, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the Seller Disclosure Memorandum, enter into or amend any severance agreements with officers of any Seller Entity, grant any increase in fees or other increases in compensation or other benefits to directors of any Seller, or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights;

(h)    enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law or is contemplated by Section 8.2 of this Agreement) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered) at any time on or after the Effective Time;

(i)     adopt any new Employee Benefit Plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing Employee Benefit Plans of any Seller Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice;

(j)    make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(k)     commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Seller Entity for material money damages or material restrictions upon the operations of any Seller Entity;

(l)     enter into, modify, amend or terminate any Contract (including any loan Contract or line of credit) having a book value or creating an obligation in excess of $250,000, or waive, release, compromise or assign any material rights or claims under such Contracts;

(m)    sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset of Seller having a book value in excess of $25,000 and any such transaction shall be in the ordinary course of Seller’s business; or

(n)    take any action which would: (i) materially and adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) or in Section 8.1(c) or (ii) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

6.3	Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which: (i) is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable; or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4	Reports.

Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 7.

ADDITIONAL AGREEMENTS

7.1	Shareholder Approval.

As soon as practicable after execution of this Agreement, Seller shall cause the Shareholders’ Meeting to be held as soon as reasonably practicable for the purpose of voting upon approval of this Agreement (“Seller Shareholder Approval”) and such other related matters as it deems appropriate. In connection with the Shareholders’ Meeting: (a) Seller shall mail the Proxy Statement to each of Seller’s shareholders; (b) subject to the Board fiduciary duties under 7.2, the Board of Directors of Seller shall recommend to its shareholders the approval of this Agreement; and (c) the Board of Directors and the officers of Seller shall use their reasonable efforts to obtain the Seller Shareholder Approval.

7.2	Other Offers, Etc.

(a)     No Seller Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; (iii) subject to 7.2(c) approve, endorse or recommend any Acquisition Proposal; or (iv) subject to 7.2(c) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.

(b)    In addition to the obligations of Seller set forth in Section 7.2(a), as promptly as practicable and in any event within one business day after any of the executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)    Seller and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Affiliate or Representative of any Seller Entity shall be deemed to be a breach of this Section 7.2 by Seller; provided, however, that nothing contained in this Section 7.2 shall prohibit the Board of Directors of Seller or its Subsidiaries from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal to acquire Seller or any Subsidiary pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if (a) the Board of Directors of Seller receives an opinion from its independent financial advisor that such proposal is superior to the transactions contemplated by this Agreement from a financial point-of-view, (b) the Board of Directors of Seller, after consultation with and after considering the advice of legal counsel, determines in good faith that failure to take such action will cause the Board of Directors of Seller to breach its fiduciary duties to stockholders under applicable law (such proposal that satisfies (a) and (b) being referred to herein as a “Superior Proposal”); and (c) Seller promptly notifies Buyer of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Seller or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers.

7.3	Consents of Regulatory Authorities.

Buyer shall promptly prepare and file with the relevant Regulatory Authorities all necessary applications relating to the transactions contemplated by this Agreement (including the Share Exchange). Seller agrees to cooperate with Buyer and to use its reasonable efforts to: (i) assist Buyer in the preparation and filing of all necessary documentation to effect all applications, notices, petitions and filings; and (ii) obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Share Exchange). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.4	Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8, provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5	Investigation and Confidentiality.

(a)     Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Share Exchange and shall permit such other Party to make or cause to be made such investigation of its business, properties, financial and legal conditions (including the business, properties, financial and legal conditions of Subsidiaries) as the investigating Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

(b)     In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed, adopted and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c)     Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

(d)    Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

7.6	Press Releases.

Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any of the transactions contemplated hereby, provided that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.7	State Takeover Laws.

Each Seller Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

7.8	Charter Provisions.

Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Share Exchange and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Association, Charter of Incorporation, Bylaws or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

7.9	Employee Benefits and Contracts.

Following the Effective Time, Buyer shall provide generally to officers and employees of the Seller Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer common stock), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by FSGBank to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of Buyer retirement plans) benefit accrual under Buyer’s Employee Benefit Plans, the service of the employees of the Seller Entities prior to the Effective Time shall be treated as service with FSGBank. Seller agrees to cooperate with Buyer in the transition of its Employee Benefit Plans following the Effective Time including, but not limited to, the termination of one or more Employee Benefit Plans, as designated by Buyer, no later than immediately prior to the Effective Time.

7.10	Indemnification.

(a)     For a period of three years after the Effective Time, Buyer and FSGBank shall each indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of Seller or, at Seller’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable law and by Seller’s Articles of Association and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by Seller is required to effectuate any indemnification, Seller shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.

(b)     Buyer shall use its reasonable efforts (and Seller shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time Seller’s existing directors’ and officers’ liability insurance policy (provided that Buyer or Seller may substitute therefor: (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance.

(c)    Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.10, upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof. In the event of any such Litigation (whether arising before or after the Effective Time): (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided that Buyer shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless additional firms are necessary to address substantive issues that raise conflicts of interest among the Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent, provided further that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.10.

(e) The provisions of this Section 7.10 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and their respective heirs and representatives.

7.11	Accounting Policies.

Buyer and Seller shall consult with respect to the character, amount, and timing of restructuring and merger-related expense charges to be taken by Buyer or Seller in connection with the transactions contemplated by this Agreement and shall take such charges, in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by Buyer and Seller.

7.12	Shareholder Support Agreements.

Seller shall use its reasonable best efforts to cause each of the executive officers and directors of Seller and each of the holders of 10% or more of the outstanding shares of Seller Common Stock to execute and deliver to Buyer a Shareholder Support Agreement.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer and Seller pursuant to Section 10.6:

(a)     Shareholder Approval. The shareholders of Seller shall have adopted and approved this Agreement and the consummation of the transactions contemplated hereby, including the Share Exchange, as and to the extent required by Law and the provisions of the governing instruments of Seller.

(b)     Regulatory Approvals. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Share Exchange shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition of Assets) which, in the reasonable judgment of the Board of Directors of Buyer, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)     Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Share Exchange (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

(d)     Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

8.2	Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a)     Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.3, 4.20, 4.21 and 4.22 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.20, 4.21 and 4.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)     Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. Seller shall have delivered to Buyer: (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Seller and in Sections 8.2(a) and 8.2(b) have been satisfied; and (ii) certified copies of resolutions duly adopted by Seller’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.
(d)     Opinion of Seller’s Counsel. Buyer shall have received an opinion of Miller & Martin, PLLC, counsel to Seller, dated as of the Closing, in form and substance reasonably satisfactory to Buyer.

(e)    Maximum Number of Dissenters. The number of shares of Seller Common Stock who dissent from the Share Exchange shall not exceed 10% of Seller’s outstanding shares.

(f)     Minimum Shareholders’ Equity. The shareholders’ equity of Seller shall not be less than $17,750,000 as of the Closing. Shareholders’ equity shall be calculated in accordance with the books and records of Seller, consistent with past practice, GAAP and all requirements of applicable Regulatory Authorities, excluding (1) costs, fees and charges of Seller’s accountants, counsel and financial advisors that are directly related to the transactions contemplated by this Agreement, (2) temporary reductions in the market value of available-for-sale securities, and (3) specific costs incurred by Seller with the prior informed consent of Buyer that are either directly related to the Share Exchange or are incurred at Buyer’s request.

(g)     Allowance for Loan Losses. The Allowance of Seller shall not be less than the greater of (i) 1.45% of Seller’s total loans outstanding or (ii) $1,750,000 as of the date of the Closing.

(h)     Claims/Indemnification Letters. Each of the directors and officers of Seller shall have executed and delivered to Buyer a letter in substantially the form of Exhibit 4.

(i)     Loans. Seller shall have disposed, by repayment or otherwise, of all of its loans having original principal amounts equal to or greater than $1.5 million and fixed interest rates equal to or less than 5%.

8.3	Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.6(b):

(a)     Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Buyer set forth in Section 5.6 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.6 such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)     Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. Buyer shall have delivered to Seller: (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Buyer and in Sections 8.3(a) and 8.3(b) have been satisfied; and (ii) certified copies of resolutions duly adopted by Buyer’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

(d)     Purchase Price. In the event the Closing Date has not occurred on or before July 31, 2005, the Share Exchange Consideration will accrue interest at the Federal Funds rate, as in effect from time to time and quoted in the Wall Street Journal or other nationally recognized financial daily periodical, plus 1.5%.

(e)     Employment, Consulting and Non-Competition Agreements. Seller shall have entered into the Employment, Consulting and Non-Competition Agreements with key personnel substantially in the forms attached hereto as Exhibits 5, 6 and 7.

ARTICLE 9.

TERMINATION

9.1	Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)     by mutual consent of the Board of Directors of Buyer and the Board of Directors of Seller;

(b)     by the Board of Directors of either Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the nonterminating Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the transactions contemplated by this Agreement under the standard set forth in Section 8.2(a) of this Agreement in the case of termination by Buyer and Section 8.3(a) of this Agreement in the case of termination by Seller;

(c)     by the Board of Directors of either Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Seller and Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the nonterminating Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach;

(d)    by the Board of Directors of either Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal;

(e)     by the Board of Directors of Buyer or Seller in the event that the transactions contemplated by this Agreement shall not have been consummated on or before December 31, 2005, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e);

(f)     by the Board of Directors of Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the transactions contemplated by this Agreement (other than as contemplated by Section 9.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement; or

(g)    by the Board of Directors of either Buyer or Seller if, after the date hereof, a Material Adverse Effect in the financial condition or business of the non-terminating Party shall have occurred or the non-terminating Party shall have suffered loss or damage to any of its properties or Assets, which change, loss or damage results in a Material Adverse Effect on the non-terminating Party.

9.2	Effect of Termination.

(a)     In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that the provisions of this Section 9.2 and Article 10 shall survive any such termination and abandonment.

(b)      Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to Sections 9.1(b), 9.1(c), 9.1(f) or 9.1(g), the breaching Party agrees to pay the non-breaching Party, as liquidated damages: (i) an amount equal to the non-breaching Party’s reasonable and documented out-of-pocket expenses relating to the Share Exchange in an amount not to exceed $250,000 in the case of a nonwillful breach; or (ii) $500,000 in the case of a willful breach, which sums represent compensation for the non-breaching Party’s loss as a result of the transactions contemplated by this Agreement not being consummated. Final settlement with respect to payment of such fees shall be made within thirty (30) days after the termination of this Agreement. This Section 9.2(b) shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

9.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Article 3 and Section 7.10.

ARTICLE 10.

MISCELLANEOUS

10.1	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent (10%) or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or “Group” (other than Buyer or any of its Affiliates) of 15% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than Buyer or any of its Affiliates) beneficially owning 15% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Buyer Financial Statements” means: (i) the consolidated audited balance sheets (including related notes and schedules, if any) of Buyer as of December 31, 2004 and 2003, and the related consolidated audited statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2004, 2003 and 2002, as set forth in the Buyer SEC Reports; (ii) the consolidated unaudited balance sheet of Buyer (including related notes and schedules, if any) as of March 31, 2005 and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2005, as set forth in the Buyer SEC Reports; and (iii) any financial statements of Buyer set forth in any filings made by Buyer with the SEC during the period commencing on the date hereof and ending on the earlier to occur of the Effective Time or the termination of this Agreement.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on: (i) the financial position, business, cash flows, or results of operations of Buyer and its Subsidiaries, taken as a whole; or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Share Exchange or the other transactions contemplated by this Agreement, provided that “Buyer Material Adverse Effect” shall not be deemed to include the impact of: (A) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities; (B) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies; (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior informed written Consent of Seller in contemplation of the transactions contemplated hereby; (D) the direct effects of compliance with this Agreement on the operating performance of Buyer, including reasonable expenses incurred by Buyer in consummating the transactions contemplated by this Agreement; (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Buyer to, this Agreement or any of the transactions contemplated by this Agreement; or (F) changes in the market price or trading volume of Buyer common stock.

“Closing Date” means the date on which the Closing occurs.

“Confidentiality Agreement” means, collectively, those certain Confidentiality Agreements, dated September 24, 2004, and dated February 11, 2005, between Seller and Buyer.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means: (i) any breach or violation of, default under, contravention of, or conflict with any Contract, Law, Order or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with any Contract, Law, Order or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such employee benefit plan is or is intended to be: (i) covered or qualified under the Code, ERISA or any other applicable Law; (ii) written or oral; (iii) funded or unfunded; (iv) actual or contingent; or (v) arrived at through collective bargaining or otherwise.

“Environment” means any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which, together with Seller, would be treated as a single employer under Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” means the Exhibits 1, 2, 3 and 4 so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“GAAP” means accounting principles generally accepted in the United States of America , consistently applied during the periods involved.

“Hazardous Material(s)” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge,” as used with respect to a Person (including references to such Person being aware of a particular matter), means the personal knowledge after due inquiry of those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief executive officer, chief financial officer, chief accounting officer, chief operating officer, general counsel, and any assistant or deputy general counsel of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement; default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement; or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than: (i) Liens for current property Taxes not yet due and payable; (ii) as to a Person that is a depository institution, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business; and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), its employees or independent contractors, or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material,” for purposes of this Agreement, shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Operating Property” means any property owned, leased or operated by the Party in question or by any of its Subsidiaries, or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either Seller, Buyer or FSGBank, and “Parties” means Seller, Buyer and FSGBank.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement of Seller relative to the approval of the transactions contemplated by this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the Board of the Governors of the Federal Reserve System, the Office of Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller Common Stock” means the $1.25 par value common stock of Seller.

“Seller Disclosure Memorandum” means the written information entitled “Seller Disclosure Memorandum” delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.

“Seller Financial Statements” means: (i) the audited balance sheets of Seller as of December 31, 2003 and 2002 (including related notes and schedules, if any) and the related audited statements of income, changes in shareholders’ equity, and cash flows for each of the three fiscal years ended December 31, 2003, 2002 and 2001 (including related notes and schedules, if any); and (ii) all Seller Call Reports filed during the period commencing January 1, 2000 and ending on the earlier to occur of the Effective Time or the termination of this Agreement.

“Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on: (i) the financial position, business, cash flows or results of operations of Seller and its Subsidiaries, taken as a whole; or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Share Exchange or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of: (A) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities; (B) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies; (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior informed written Consent of Buyer in contemplation of the transactions contemplated hereby; or (D) the direct effects of compliance with this Agreement on the operating performance of Seller, including reasonable expenses incurred by Seller in consummating the transactions contemplated by this Agreement.

“Seller Subsidiaries” means the Subsidiaries of Seller, if any, which shall include the Seller Subsidiaries described in Section 4.4 and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Seller in the future and held as a Subsidiary by Seller at the Effective Time.

“Shareholders’ Meeting” means the meeting of the shareholders of Seller to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either: (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a managing member; or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax” or “Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

(b)     The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page
Agreement	1
Allowance	10
Buyer	1
Buyer SEC Reports	20
Certificates	4
Closing	2
Effective Time	2
Indemnified Party	27
Individually Identifiable Personal Information	16
Plan of Exchange	2
Seller	1
Shareholder Support Agreements	1
Takeover Laws	17

(c)     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

10.2	Expenses.

Buyer and Seller shall each pay one-half (1/2) of the printing and mailing fees for the Proxy Statement. Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

10.3	Brokers and Finders.

Except for Investment Bank Services, Incorporated as to Seller and except for The Carson Medlin Company as to Buyer, each Party represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Seller or by Buyer, each of Seller and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim. Seller has provided to Buyer a copy of Seller’s engagement letter with Investment Bank Services, Incorporated.

10.4	Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section (b), for the Confidentiality Agreement). Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9, 7.10 and 7.15.

10.5	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Board of Directors of each Party, whether before or after shareholder approval of this Agreement has been obtained, provided that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Seller Common Stock without the further approval of such shareholders.

10.6	Waivers.

(a)     Prior to or at the Effective Time, Buyer, acting through its chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)    Prior to or at the Effective Time, Seller, acting through its chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c)     The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

10.8	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier to the persons at the addresses set forth below (or at such other address as may be provided hereunder) and shall be deemed to have been delivered as of the date so delivered:

Seller:	Jackson Bank & Trust
307 Hull Avenue
Gainesboro, Tennessee
Facsimile Number: (931) 268-9541
Attention: Jim N. Birdwell

Copy to Counsel:	Miller & Martin PLLC
One Nashville Place
Suite 1200, 150 4th Avenue North
Nashville, Tennessee 37219
Facsimile Number: (615) 256-8197
Attention: Mary Neil Price, Esq.

Buyer and FSGBank:	First Security Group, Inc.
817 Broad Street
Chattanooga, Tennessee 37402
Facsimile Number: (423) 308-2081
Attention: Rodger B. Holley

Copy to Counsel:	Powell Goldstein LLP
One Atlantic Center - 14th Floor
1201 West Peachtree Street NW
Atlanta, Georgia 30309
Facsimile Number: (404) 572-6999
Attention: Kathryn L. Knudson, Esq.

10.9	Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Tennessee (except to the extent the Share Exchange is governed by the NBA). The Parties all expressly agree and acknowledge that the State of Tennessee has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Middle District of Tennessee. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of Davidson County, Tennessee. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law: (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court; (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum; and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

10.10	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

10.11	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12	Interpretations.

No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys, and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

BUYER:

FIRST SECURITY GROUP, INC.

By:	/s/ Rodger B. Holley
Rodger B. Holley
President

FSGBANK:

FSGBANK, N.A.

:	By	/s/ Rodger B. Holley
Rodger B. Holley
President

SELLER:

JACKSON BANK & TRUST

By:	/s/ Jim N. Birdwell
Jim N. Birdwell
Chairman, President and CEO